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                                                                   Exhibit 10.34

                            Heller Financial, Inc.
                       1998 Employee Stock Purchase Plan
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     The Heller Financial, Inc. 1998 Employee Stock Purchase Plan provides
Eligible Employees (as defined below) of Heller Financial, Inc., a Delaware corporation (the "Company"), and its Subsidiaries with an opportunity to purchase shares of Common Stock of the Company on the terms and conditions set forth below.

1.  Definitions.

     (a) "Business Day" - any day the New York Stock Exchange is open for business.

     (b)  "Code" - the Internal Revenue Code of 1986, as amended.

     (c) "Common Stock" - the Company's Class A Common Stock, par value $0.25 per share.

     (d) "Compensation" - as to a Participant, the portion of the Participant's "Compensation" that is base pay and is used to determine the profit sharing allocation in the Savings and Profit Sharing Plan, paid to the Participant during a given payroll period.

     (e) "Eligible Employee" - an employee who is eligible to participate in the Plan pursuant to Section 3.

     (f) "Fair Market Value" - as of any given day: (i) the average of the high and low trading prices of the Common Stock on the national securities exchange on which the Common Stock is listed (if the Common Stock is so listed) or on the NASDAQ National Market System (if the Common Stock is regularly quoted on the NASDAQ National Market System); (ii) if not so listed or regularly quoted, the mean between the closing bid and asked prices of publicly traded Common Stock in the over-the-counter market; and (iii) if such bid and asked prices are not available, as reported by any nationally recognized quotation service selected by the Committee or as determined by the Committee. Notwithstanding the foregoing, as to any Common Stock awarded under this Plan in connection with the Company's initial public offering, "Fair Market Value" will be the initial public offering price of the Common Stock.

     (g) "Grant Date" - each January 1, April 1, July 1 and October 1; except that the May 1, 1998 effective date of the Plan will be a Grant Date.

     (h) "Option" - an irrevocable option to purchase shares of Common Stock under the Plan, pursuant to the terms and conditions of the Plan.

     (i) "Participant" - an Eligible Employee who is participating in the Plan pursuant to Section 4.


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     (j)  "Plan" - this Heller Financial, Inc. 1998 Employee Stock Purchase
          Plan, as amended from time to time.

     (k) "Plan Account" - an account maintained by the Company or its designated recordkeeper for each Participant, to which the Participant's payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited.

     (l) "Plan Administrator" - the Heller Employee Benefits Committee, or such other person or persons, including a committee, as the Board of Directors (or the Compensation Committee of Board of Directors) of the Company may appoint to administer the Plan. The Board of Directors (or the Compensation Committee of Board of Directors) of the Company may at any time remove or replace the Plan Administrator.

     (m) "Purchase Date" - except as provided in Section 15, each March 31, June 30, September 30 and December 31.

     (n) "Purchase Price" - unless the Plan Administrator determines before a Grant Date that a higher price that complies with Code Section 423 will apply, the Purchase Price of the shares of Common Stock that are to be sold under the Plan on the Purchase Date next following that Grant Date will be 85% of the Fair Market Value of Common Stock on the Purchase Date next following the Grant Date.

     (o) "Savings and Profit Sharing Plan" - the Heller Financial, Inc. Savings and Profit Sharing Plan, as amended from time to time.

     (p) "Subsidiary" - any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Subsidiary status as to a particular Option grant will be determined at the time the Option is granted. A "domestic Subsidiary" is any Subsidiary organized under the laws of the United States of America. A "foreign Subsidiary" is a Subsidiary organized outside the laws of the United States of America.

2. Stock Subject to the Plan. Subject to Section 12, the aggregate number of shares of Common Stock that may be sold under the Plan is 1,500,000. The Company will make open-market purchases to provide shares of Common Stock for purchase under the Plan. If sufficient shares are not available through open market purchases, the Company will sell Treasury shares.

3. Eligible Employees. An "Eligible Employee" means at any time each, active common-law employee of the Company or any domestic Subsidiary, and each active common-law employee of a foreign Subsidiary to which the Plan is extended by the Compensation Committee of the Board of Directors of the Company, except:



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     (a)  an employee who has been employed for fewer than six months by the
          Company and the Subsidiaries; or

     (b) an employee whose customary employment is for less than five months in any calendar year.

4.   Participation in the Plan.

     (a) An Eligible Employee may participate in the Plan by completing and filing with the Company or its designated recordkeeper an election form that authorizes payroll deductions from the Eligible Employee's Compensation. Deductions will be made in accordance with the Eligible Employee's election, will begin on the first Grant Date after the election form has been filed, and will continue until the Eligible Employee terminates participation in the Plan or the Plan is terminated by the Company. An Eligible Employee may participate in the Plan only through payroll deductions. Other contributions will not be accepted.

     (b) Notwithstanding the foregoing, an Eligible Employee will not be granted an Option on any Grant Date if, immediately after the Option is granted, he or she owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Code
          Section 424(d) will apply to determine the Eligible Employee's stock ownership, and stock that an employee may purchase under outstanding options will be treated as stock owned by the employee.

5. Payroll Deductions. Each payroll period, the Company will make payroll deductions from the Compensation paid to each Participant in the percentage elected by the Participant in his or her election form. Deduction elections must be made in whole percentages of Compensation from 1 to 10%. No Eligible Employee will be granted an Option under this Plan if, as a result, during any calendar year the Option remained outstanding, he or she would first be able to exercise options under Section 423 Plans for stock with a Fair Market Value of more than $25,000 in the aggregate (determined as of each Grant Date). For purposes of the foregoing sentence, "Section 423 Plans" means this Plan and all other plans of the Company and its Subsidiaries that are intended to qualify under Code Section 423.

6. Changes in Payroll Deductions. Subject to the minimum and maximum deduction limits set forth above, a Participant may change the amount of his or her payroll deductions as of the next Grant Date by filing a new election form with the Company or its designated recordkeeper at least fifteen (15) Business Days before the next Grant Date. The new election form will be effective until revoked in writing.

7. Termination of Participation in Plan. At any time and for any reason, a Participant may voluntarily terminate his or her participation in the Plan by delivering a written notice of the termination to the Company or its designated recordkeeper. The Company will cease making Plan payroll deductions from the Participant's Compensation within fifteen (15) days after it receives the notice. A Participant's participation in the Plan will end when he or she ceases


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     for any reason to be employed by the Company or any Subsidiary. If an active employee of the Company or any Subsidiary terminates his or her Plan participation, any payroll deductions credited to his or her Plan Account will be used to buy shares of Common Stock on the next Purchase Date. Any payroll deductions credited to the Plan Account of a former Participant who is no longer employed by the Company or any of its Subsidiaries, but not yet invested in Options, will be paid to the former Participant in cash as soon as practicable following his or her termination of employment. An Eligible Employee who has voluntarily terminated his or her participation in the Plan may rejoin the Plan by filing a new election form in accordance with Section 6.

8.   Purchase of Shares.

     (a) On each Grant Date, each Participant will be deemed to have been granted an Option.

     (b) On each Purchase Date, each Participant will be deemed, without any further action, to have purchased a number of whole or fractional shares (calculated to the fourth decimal place) of Common Stock determined by dividing the Purchase Price into the balance in the Participant's Plan Account on the Purchase Date. Any amount remaining in the Participant's Plan Account will be carried forward to the next Purchase Date unless the Plan Account is closed.

     (c) As soon as practicable after each Purchase Date, individual statements showing the number of shares of Common Stock purchased on that Purchase Date on behalf of each Participant will be delivered to each Participant.

     (d) Upon request, a Participant may receive a stock certificate for whole shares of Common Stock that are held in his or her Plan Account. Notwithstanding the preceding sentence, if the Participant's employment with the Company and all Subsidiaries terminates, he or she will be issued a stock certificate for whole shares of Common Stock in his or her Plan Account as soon as administratively feasible after the termination. The Participant may elect whether the stock certificate will be issued in his or her name, or in his or her name and the name of another person as joint tenants with right of survivorship or as tenants in common. A cash payment will be made for any fraction of a share in the Participant's account, if necessary to close the account.

9. Rights as a Stockholder. As of the Purchase Date, a Participant will be treated as record owner of shares purchased for him or her under the Plan.

10. Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative. No rights or payroll deductions of a Participant will be subject to execution, attachment, levy, garnishment or similar process.



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11.  Application of Funds. All funds of Participants received or held by the
     Company under the Plan before purchase of shares of Common Stock will be held by the Company without liability for interest or other increase.

12. Adjustments in Case of Changes Affecting Shares. If there is a subdivision or consolidation of outstanding shares of Common Stock of the Company, or if a stock dividend is paid, the number of shares approved for the Plan will be increased or decreased proportionately, and any other adjustment deemed equitable by the Plan Administrator will be made. If there is any other change affecting the Common Stock, an adjustment deemed equitable by the Plan Administrator will be made, to give appropriate effect to the event.

13. Administration of the Plan. The Plan Administrator will administer the Plan. The Plan Administrator has authority to make rules and regulations for Plan administration, and full authority and discretion and authority to interpret the Plan's terms and make decisions under it. The Plan Administrator's interpretations and decisions regarding the Plan and its rules and regulations will be final and conclusive. It is intended that the Plan at all times meet the requirements of Code Section 423, and the Plan Administrator will, to the extent possible, interpret the provision of the Plan so as to carry out that intent.

14. Amendments to the Plan. At any time or from time to time, the Plan Administrator may amend or modify the Plan. Notwithstanding the foregoing, other than as provided in Section 12 or 15, the Plan may not be amended to increase or decrease the number of shares authorized for purchase under the Plan, to decrease the Purchase Price, or, except as needed to conform the Plan to the requirements of the Code, to alter the Plan in any way that would cause it to fail to meet the requirements of Code Section 423, or that would retroactively and adversely affect the interests of Participants.

15.  Termination of Plan.  The Plan will terminate on the earlier of:

     (a)  the date the as of which the Board of Directors terminates it; and

     (b)  the date no more shares remain to be purchased under the Plan.

     The Board of Directors of the Company may terminate the Plan as of any date, and the date of termination will be deemed a Purchase Date. If on that Purchase Date Participants in the aggregate have Options to purchase more shares of Common Stock than are available for purchase under the Plan, each Participant will be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis, and any payroll deductions remaining in his or her Plan Account after share purchases will be returned to the Participant, all as provided by rules and regulations adopted by the Plan Administrator.

16. Costs. The Company will pay all costs and expenses incurred in administering the Plan. Any costs or expenses of selling shares and certificating shares of Common Stock acquired under the Plan will be borne by the holder of the shares.



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17.  Governmental Regulations. The Company's obligation to sell and deliver its
     Common Stock under the Plan is subject to any governmental approvals required in connection with the authorization, issuance or sale of such stock.

18. Applicable Law. This Plan will be interpreted under the laws of the United States of America and, to the extent not inconsistent therewith, by the laws of the State of Delaware. This Plan is not to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code. Any provisions required to be set forth in this Plan by Code Section 423 are hereby incorporated by reference.

19. Effect on Employment. The provisions of this Plan will not affect the right of the Company or any Subsidiary or any Participant to terminate the Participant's employment with the Company or any Subsidiary. Nothing in this Plan will be deemed to create a contract for the employment of any person.

20. Withholding. The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts it is required by law to withhold.

21. Sale of Company. If there is a proposed sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Company will require that each outstanding Option be assumed or an equivalent right to purchase stock of the successor or purchaser corporation be substituted by the successor or purchaser corporation, unless the Plan is terminated.

22. Effective Date. The Plan will become effective May 1, 1998. Notwithstanding the foregoing or any other provision of this Plan, the Plan will not become effective unless the stockholders of Company approve it within twelve months after the date the Board of Directors of the Company adopts it.

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